Exhibit 99.1

ESQUIRE FINANCIAL HOLDINGS, INC.

REPORTS FIRST QUARTER 2018 RESULTS

Growth in Loans and Core Deposits, Fee Income and Record Net Income

Jericho, NY – April 25, 2018 – Esquire Financial Holdings, Inc. (NASDAQ: ESQ) (the “Company”), the holding company for Esquire Bank, National Association (“Esquire Bank”), today announced its operating results for the first quarter of 2018. Significant achievements during the quarter include:

•	Net income increased 140% to $2.0 million, or $0.26 per diluted common share, as compared to $815 thousand, or $0.16 per diluted common share, for the comparable period ended 2017.

•	Returns on average assets and equity were 1.48% and 9.52%, respectively, as compared to 0.79% and 6.32% in March of 2017.

•	Supported by an enviable net interest margin of 4.67%, net interest income for the first quarter increased $1.8 million, or 42%, to $6.1 million compared to 2017.

•	Total assets increased 27% annualized or $35.5 million to $569.1 million when compared to December 31, 2017.

•	Loans increased 22% annualized to $367.7 million on a linked quarter basis, primarily driven by our higher yielding commercial and consumer loan categories.

•	Continued solid asset quality metrics and reserve coverage with no non-performing assets and an allowance for loan losses to total loans of 1.22% at March 31, 2018.

•	Non-interest income increased 72% to $2.1 million compared to 2017, representing 25% of total revenue.

•	Deposits totaled $481.7 million, a $33.2 million or 30% annualized increase from year end 2017 with a cost of funds of 0.15% (including demand deposits) for the quarter. Off-balance sheet funds totaled $488.8 million at March 31, 2018.

•	Previously announced our strategic investment in Litify LLC (“Litify”) totaling $2.5 million or 4.95% of Litify’s ownership interest coupled with the execution of a joint Marketing and Exclusive Development Agreement, allowing the Company to develop proprietary financial applications for the legal community.

•	Esquire Bank remains well above the bank regulatory “Well Capitalized” standards.

“We continue to produce record earnings and returns as we approach $1 billion in combined deposits and off-balance sheet funding,” stated Dennis Shields, Executive Chairman. “Coupling Litify’s Salesforce based technology with Esquire’s financial products through co-developed proprietary financial applications should enhance our growth opportunities in the legal community.”

“The combination of our unique revenue streams, low cost core deposits, lean infrastructure and current and future technology initiatives should continue to increase our returns,” stated Andrew Sagliocca, President and Chief Executive Officer. “Our goal is to transform Esquire into a top performing fintech institution in the industry.”

Net Earnings and Returns

Net income for the quarter ended March 31, 2018 was $2.0 million or $0.26 per diluted common share, compared to $815 thousand or $0.16 per diluted common share for 2017. Returns on average assets and common equity for the first quarter of 2018 were 1.48% and 9.52%, compared to 0.79% and 6.32% in the first quarter of 2017, respectively.

Net interest income for the first quarter of 2018 increased $1.8 million, or 41.9%, to $6.1 million, primarily due to growth in average interest earning assets totaling $117.5 million, or 28.6%, to $529.0 million when compared to 2017. Our net interest margin increased to 4.67% for the first quarter of 2018 compared to 4.23% in 2017. Average loans in the quarter increased $76.9 million or 27.6%, to $355.1 million and average securities increased $37.2 million, or 37.4%, to $136.6 million when compared to the first quarter of 2017. Increases in loans and securities for the quarter represented organic growth funded with low cost core deposits. Growth in our higher yielding commercial attorney and consumer loan products largely contributed to the increase in net interest margin for the first quarter 2018.

The provision for loan losses was $225 thousand for the first quarter of 2018, $75 thousand higher than the comparable period in 2017. The higher provision is commensurate with our loan growth. There were no charge-offs during the quarter and as of March 31, 2018, Esquire had no non-performing assets.

Non-interest income increased $871 thousand or 72.3%, to $2.1 million for the first quarter of 2018. This increase was due to growth in customer related fees and service charges, primarily consisting of off-balance sheet sweep fee income, which was positively impacted by higher volumes and increases in short-term interest rates. Merchant processing income also increased by $183 thousand for the first quarter of 2018 compared to 2017. The increase was primarily a result of growth in average monthly processing volumes, Independent Sales Organizations (“ISOs”) and merchants.

Non-interest expense increased $1.2 million to $5.3 million in the first quarter of 2018. This increase was primarily driven by increases in employee compensation and benefits costs, professional and consulting services costs and data processing costs. The increase in compensation and benefits costs was due to the Company’s hiring efforts, including several senior managers, to support our future growth and technology efforts as well as salary and incentive increases. The increase in professional and consulting services was due primarily to additional costs related to being a public company and preliminary costs related to recent strategic projects, including our strategic investment in Litify, a best-in-class Salesforce based technology solution for the legal community. This investment, coupled with our joint Marketing and Exclusive Development Agreement with Litify, will allow the Company to develop proprietary financial applications for the legal community, thereby enhancing our current products and services as well as future growth opportunities. The increase in data processing costs was due to investments in technology to support our future growth initiatives. Specifically, we launched our nCino platform, a Salesforce based management information, sales and lending IT platform. The Company’s efficiency ratio decreased to 64.52% for the first quarter of 2018 compared to 73.18% for the first quarter of 2017.

The effective tax rate for the first quarter of 2018 was 26.8%.

Balance Sheet and Asset Quality

At March 31, 2018, total assets were $569.1 million, reflecting a $131.0 million or 29.9% increase from March 31, 2017. This increase is primarily attributable to increases in loans totaling $77.1 million or 26.5% to $367.7 million and increases in securities available for sale totaling $41.2 million or 39.8% to $144.9 million at March 31, 2018. This growth was primarily funded with low cost core deposits. The Company had no non-performing assets at March 31, 2018 or 2017. The allowance for loan losses was $4.5 million, or 1.22% of total loans, as compared to $3.5 million, or 1.21% of total loans, at March 31, 2017.

Total deposits were $481.7 million at March 31, 2018, a $98.4 million, or 25.7%, increase from March 31, 2017. This was primarily due to a $31.6 million, or 23.7%, increase in non-interest bearing demand deposits to $165.1 million and a $53.0 million, or 23.3%, increase in savings, NOW and money market deposits to $280.2 million from March 31, 2017 to March 31, 2018. The Company also continued to prudently manage its balance sheet through its mass tort and class action deposit sweep programs, maintaining off-balance sheet funds totaling $488.8 million at March 31, 2018. These funds are a current source of fee based income and should be a source of deposit growth in the future.

Stockholders’ equity increased $31.4 million to $84.7 million at March 31, 2018 when compared to the comparable period in 2017 primarily due to our successful initial public offering in June of 2017 which raised proceeds of $26.3 million, net of offering costs. Esquire Bank remains well above bank regulatory “Well Capitalized” standards.

With excess capital as a foundation, the Company anticipates continued earnings growth in 2018 driven by its robust commercial, consumer and small business loan pipelines, as well as its merchant services and other fee income.

About Esquire Financial Holdings, Inc.

Esquire Financial Holdings, Inc. is a bank holding company headquartered in Jericho, New York, with one branch office in Garden City, New York and an administrative office in Palm Beach Gardens, Florida. Its wholly-owned subsidiary, Esquire Bank, National Association, is a full service commercial bank dedicated to serving the financial needs of the legal industry and small businesses nationally, as well as commercial and retail customers in the New York metropolitan area. The bank offers tailored products and solutions to the legal community and their clients as well as dynamic and flexible merchant services solutions to small business owners. For more information, visit www.esquirebank.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” relating to future results of the Company. Forward-looking statements are subject to many risks and uncertainties, including, but not limited to: changes in business plans as circumstances warrant; changes in general economic, business and political conditions, including changes in the financial markets; and other risks detailed in the “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and other sections of the Company’s 10-K as filed with the Securities and Exchange Commission. The forward-looking statements included in this press release are not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “might,” “should,” “could,” “predict,” “potential,” “believe,” “expect,” “attribute,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “goal,” “target,” “outlook,” “aim,” “would,” “annualized” and “outlook,” or similar terminology. Any forward-looking statements presented herein are made only as of the date of this press release, and the Company does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise, except as may be required by law.

Contact Information:

Eric Bader

Executive Vice President and Chief Financial Officer

Esquire Financial Holdings, Inc.

(516) 535-2002

eric.bader@esqbank.com

ESQUIRE FINANCIAL HOLDINGS, INC.

Condensed Consolidated Statements of Condition (unaudited)

(all dollars in thousands except per share data)

	March 31,	December 31,	March 31,
	2018	2017	2017
ASSETS
Cash and cash equivalents	$42,542	$43,077	$32,586

Securities available for sale, at fair value	144,859	128,758	103,652
Securities, restricted at cost	2,183	2,183	1,746
Loans	367,654	348,978	290,556
Less: allowance for loan losses	(4,489)	(4,264)	(3,523)
Loans, net of allowance	363,165	344,714	287,033
Premises and equipment, net	2,461	2,546	2,737
Other assets	13,886	12,279	10,305
Total Assets	$569,096	$533,557	$438,059

LIABILITIES AND STOCKHOLDERS' EQUITY
Demand deposits	$165,076	$190,847	$133,473
Savings, NOW and money market deposits	280,224	230,715	227,212
Certificates of deposit	36,432	26,932	22,687
Total deposits	481,732	448,494	383,372
Other liabilities	2,700	1,680	1,443
Total liabilities	484,432	450,174	384,815
Total stockholders' equity	84,664	83,383	53,244
Total Liabilities and Stockholders' Equity	$569,096	$533,557	$438,059

Selected Financial Data
Common shares outstanding	7,445,723	7,326,536	5,003,030
Book value per common share	$11.37	$11.38	$10.50
Equity to assets	14.88%	15.63%	12.15%

Capital Ratios (1)
Tier 1 leverage ratio	13.00%	12.82%	11.60%
Common equity tier 1 capital ratio	17.66%	17.32%	15.46%
Tier 1 capital ratio	17.66%	17.32%	15.46%
Total capital ratio	18.81%	18.47%	16.59%

Asset Quality Ratios
Allowance for loan losses to total loans	1.22%	1.22%	1.21%
Non-performing loans to total loans	0.00%	0.00%	0.00%
Non-performing assets to total assets	0.00%	0.00%	0.00%

(1)-Regulatory capital ratios presented on bank-only basis

ESQUIRE FINANCIAL HOLDINGS, INC.

Condensed Consolidated Statements of Income (unaudited)

(all dollars in thousands except per share data)

	Three months ended
	March 31,	December 31,	March 31
	2018	2017	2017
Interest income	$6,270	$5,852	$4,432
Interest expense	174	137	137
Net interest income	6,096	5,715	4,295
Provision for loan losses	225	180	150
Net interest income after provision for loan losses	5,871	5,535	4,145

Non-interest income:
Merchant processing income	1,021	855	838
Other non-interest income	1,054	752	366
Total non-interest income	2,075	1,607	1,204

Non-interest expense:
Employee compensation and benefits	3,061	2,892	2,345
Other expenses	2,212	1,922	1,679
Total non-interest expense	5,273	4,814	4,024
Income before income taxes	2,673	2,328	1,325
Income taxes	715	1,667	510
Net income	$1,958	$661	$815

Earnings per Common Share
Basic	$0.27	$0.09	$0.16
Diluted	$0.26	$0.09	$0.16

Selected Financial Data
Return on average assets	1.48%	0.52%	0.79%
Return on average common equity	9.52%	3.14%	6.32%
Net interest margin	4.67%	4.58%	4.23%
Efficiency ratio	64.52%	65.76%	73.18%

ESQUIRE FINANCIAL HOLDINGS, INC.

Condensed Consolidated Average Balance Sheets and Average Yields/Cost (unaudited)

(all dollars in thousands)

	For the Three Months Ended March 31,
	2018			2017
	Average		Average	Average		Average
EARNING ASSETS	Balance	Interest	Yields/Cost	Balance	Interest	Yields/Cost
Loans	$355,101	$5,289	6.04%	$278,188	$3,827	5.58%
Securities, includes restricted stock	136,577	865	2.57%	99,409	550	2.24%
Interest earning cash	37,323	116	1.26%	33,888	55	0.66%
Total interest earning assets	529,001	6,270	4.81%	411,485	4,432	4.37%

NON-INTEREST EARNING ASSETS
Cash and due from banks	601			523
Other assets	5,640			7,273

TOTAL AVERAGE ASSETS	$535,242			$419,281

INTEREST-BEARING LIABILITIES
Savings, NOW, Money Markets	$243,909	$121	0.20%	$222,257	$109	0.20%
Time deposits	30,182	48	0.64%	16,755	22	0.53%
Total deposits	274,091	169	0.25%	239,012	131	0.22%
Secured borrowings	280	5	7.24%	343	6	7.09%
Total interest-bearing liabilities	274,371	174	0.26%	239,355	137	0.23%

NON-INTEREST BEARING LIABILITIES
Demand deposits	175,636			125,934
Other liabilities	1,762			1,416
Total non-interest bearing liabilities	177,398			127,350
Stockholders' equity	83,473			52,576

TOTAL AVG. LIABILITIES AND EQUITY	$535,242			$419,281
Net interest spread		$6,096	4.55%		$4,295	4.14%

Net interest margin			4.67%			4.23%